EXHIBIT 10.1

March 13, 2026

Devina A. Rankin
Executive Advisor

Re: Transition Success Bonus

Dear Devina,

USA Waste-Management Resources, LLC (collectively with its affiliates, “WM”) congratulates and thanks you for your admirable career spanning 23 years of dedicated service to WM, including nearly nine years as Chief Financial Officer (“CFO”), and is pleased to award you a cash bonus of $1,000,000 (the “Transition Success Bonus”), less applicable withholdings, based upon your successful transition of the CFO position to David Reed and in recognition of your important contributions toward the integration of WMHS. Payment of the Transition Success Bonus will be made in a single lump sum today or as soon as practical.

In conjunction with this Transition Success Bonus, you acknowledge by your signature below that your termination of employment today is voluntary and does not constitute a termination without cause or a termination for good reason under any provision of the Waste Management Holdings, Inc. Executive Severance Protection Plan or a qualifying retirement under the Waste Management, Inc. 2023 Stock Incentive Plan. In consideration of the Transition Success Bonus, you release potential claims against WM, if any, related to your employment. Other than the Transition Success Bonus and any unpaid salary or 2025 annual bonus compensation, you acknowledge that WM does not owe you any other monetary or equity compensation.

WM makes no representations or guarantees about any tax treatment and shall have no liability to you in respect of any taxes, costs, or fees due in respect of such payment.

WM wishes you the best and thanks you for your many years of exemplary leadership and contributions to our success.

Sincerely,

/s/ Jim Fish

Jim Fish
CEO

Acknowledged and agreed:

/s/ Devina A. Rankin
Devina A. Rankin

USA Waste-Management Resources, LLC

/s/ Courtney A. Tippy
Its: Authorized Representative

Date: 3/13/2026